UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 2, 2012

CRAY INC.

(Exact name of registrant as specified in its charter)

Washington	0-26820	93-0962605
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

901 Fifth Avenue, Suite 1000 Seattle, WA	98164
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (206) 701-2000

Registrant’s facsimile number, including area code: (206) 701-2500

None

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Pursuant to the terms of the previously announced Asset Purchase Agreement, dated as of April 24, 2012 (the “Purchase Agreement”), between Cray Inc. (“Cray”) and Intel Corporation (“Intel”), among other things, Cray and Intel entered into an Intellectual Property Agreement, dated May 2, 2012 (the “Intellectual Property Agreement”).

Pursuant to the Intellectual Property Agreement, among other things, Intel granted Cray licenses in the patents, copyrights, trade secrets and trademarks that Intel acquired pursuant to the transaction described in Item 2.01 below in order to permit Cray, among other things, to continue its primary business of selling high performance computing systems. The licenses, except for the trademark license, are irrevocable, perpetual, fully-paid, royalty-free, worldwide, nonexclusive and nontransferable, with certain limited exceptions with respect to non-transferability and (in the case of licensed Cray subsidiaries) irrevocability. The trademark license is fully-paid, royalty-free, worldwide and nontransferable, with certain limited exceptions with respect to non-transferability. The trademark license is subject to termination for uncured material breach; the other licenses may be terminated only with respect to licensed Cray subsidiaries if those subsidiaries are acquired by specified third parties. The Intellectual Property Agreement contains restrictions on certain uses of the licensed intellectual property by Cray that would compete with Intel’s commercialization of the licensed intellectual property. It also prohibits the transfer of the Intellectual Property Agreement to, and the license or sub-license of the licensed intellectual property to specified third parties.

The foregoing description of the Intellectual Property Agreement does not purport to be complete and the description is qualified in its entirety by the full text of the Intellectual Property Agreement, a copy of which is attached as Exhibit 10.1 and is incorporated by reference.

Item 2.01	Completion of Acquisition or Disposition of Assets

On May 2, 2012, Cray completed the previously announced sale of certain intellectual property and other assets related to the research and development of hardware network interconnect technologies and Intel made offers of employment to approximately 74 of Cray’s employees who have been engaged in the research and development of these technologies. Pursuant to the terms of the Purchase Agreement, Cray received $140 million in cash.

Item 8.01.	Other Events.

On May 2, 2012, Cray issued a press release announcing the closing of the transaction described in Item 2.01 above. A copy of the press release issued in connection with the announcement is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

10.1	Intellectual Property Agreement by and between Intel Corporation and Cray Inc., dated as of May 2, 2012

99.1	Press Release, dated May 2, 2012, announcing the closing of the transaction described in Item 2.01

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, as amended, the registrant caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

May 2, 2012

Cray Inc.

By:	/s/ Michael C. Piraino
Michael C. Piraino
Vice President Administration and General Counsel